MARKETING SERVICES AGREEMENT

This Marketing Services Agreement is entered into as of the 23rd day of January, 2015 by and between Mesa Pharmacy, Inc., a California corporation (“Client”) and Products for Doctors, Inc., a California corporation (“Consultant”).

Article I — Marketing Services

1.1 Marketing Services. Consultant will provide the following marketing services for the benefit of Client (the “Services”):

(a) Consultations with Client on the preparation of marketing materials (“Marketing Materials”), which will include descriptions of the compounded medication offerings of Client (“Products”), Client’s general business operations, health plan and payor arrangements, contact information and other information provided by Client necessary to provide a profile that Consultant deems satisfactory to use in connection with the other Services to be provided.

(b) Direct marketing to physicians who may elect to prescribe Products to their patients (“Prospects”).

(c) Market research to identify opportunities for marketing the Products to Prospects.

(d) Consultations with Client on new product opportunities and product development.

(e) Promotion of Client and the Products at conferences and seminars attended by Prospects.

(f) Periodic reports of marketing activities, including numbers of meetings and contacts with Prospects and appearances at conferences and meetings.

The Services shall be provided in a professional fashion, consistent with prevailing industry standards. Consultant shall devote such time and effort to providing the Services as is reasonably necessary to comply with the terms of this Agreement; provided that Consultant shall determine the time allocated to providing the Services and the manner in which the Services are provided.

1.2 Exclusions. Nothing in Section 1.1 shall be interpreted as requiring or providing that Consultant shall:

(a) Pay or furnish any inducement, discount, rebate or other compensation to any person or entity for the purpose of inducing prescriptions or orders for Products by Prospects.

(b) Make any commitments or representations on behalf of Client except as reflected in the Marketing Materials.

(c) Assume any responsibility for the accuracy of any descriptions of Products or Client’s services in any Marketing Materials as Consultant shall be entitled to rely on Client to provide accurate information in the preparation of the Marketing Materials.

(d) Make any contacts or engage in any activity that could constitute promotion of Client or its Products to any person who is not a Prospect with professional responsibilities to patients to exercise judgment with respect to any decision to prescribe Products.

(e) Make any use of intellectual property of Client, including trademarks, logos and artwork, whether in the Marketing Materials or otherwise, except as expressly directed by Client.

1.3 Compliance with Law. Consultant will, in providing the Services, comply with laws applicable to its business, maintain an internal compliance program acceptable to Client and comply with the terms of compliance programs maintained from time to time by Client, which are made known to Consultant by Client in writing. The parties will execute a Business Associate Addendum, in the form attached as Exhibit A, to address any protected health information to which Consultant may require access to perform its duties under this Agreement.

Article II — Client Duties

2.1 Provision of Information. Client shall produce, at its own cost and expense, the Marketing Materials and advise Consultant of any changes in the information provided in the Marketing Materials or to be used in presentations to Prospects. Client hereby warrants and represents to Consultant that all information in the Marketing Materials will be accurate and contain no misstatement or misleading information that would constitute a violation of applicable law. Consultant is not authorized to amend or modify the Marketing Materials from the form in which they are approved by Client.

2.2 Operation of Client’s Business. Client will operate its business in accordance with any representations made to Consultant pursuant to Section 2.1.

2.3 Compliance with Law and Licensure. Client shall be responsible for compliance with all laws related to the operation of its business and maintain all licenses necessary for the sales and shipment of Products.

2.4 Cooperation. Client shall cooperate with Consultant as requested, including having a representative of Client, with appropriate authority to make presentations and commitments on behalf of Client, present at meetings with Prospects.

2.5 Non-Solicitation. During the terms of this Agreement, Client shall not, directly or indirectly, (i) solicit orders from any doctor referred by Consultant or other Consultant customer that has been referred to Client without Consultant’s written approval. (ii) solicit any sales agents of Consultant without Consultant’s written approval.

Article III — Compensation

3.1 Compensation. In consideration of the provision of the Services Client shall pay to Consultant a marketing fee as provided in Exhibit B (“Compensation”)

3.2 Adjustments to Compensation. Not later than sixty (60) days prior to each Renewal Date of this Agreement, as defined in Section 4.2, Consultant shall have the right to propose an adjustment to the rate of Compensation. If such proposed adjustments are not acceptable to Client, Consultant shall be entitled to terminate this Agreement on not less than thirty (30) days’ notice, effective as of the end of the then current term of this Agreement.

3.3 Principles of Compensation. The parties intend that the compensation due under this Agreement shall be consistent with applicable laws. The compensation set forth herein is based on an agreement of the parties as to the fair market value for the Services. The parties have made such investigation as is necessary to satisfy themselves as to the appropriateness of the levels of compensation. To the extent that any change in law, regulation or judicial interpretation of applicable law would render any element of compensation hereunder to be illegal, upon the request of either party, the parties shall confer promptly to negotiate an adjustment to the relevant element of compensation or modification of the Services to conform to the law. If the parties are unable to agree upon an adjustment to compensation or modification of the Services, then either party may give notice of termination of this Agreement in accordance with Section 6.3.

3.4 Expenses and Taxes. Consultant shall be responsible for the payment of all expenses that it incurs in the provision of the Services and all taxes, whether based on income, payroll or otherwise, that may be imposed on the Compensation paid to Consultant under this Agreement. Client shall have no obligation to reimburse or pay any expenses on behalf of the Consultant.

Article IV — Term

4.1 Effective Date and Initial Term. This Agreement shall be effective as of the date first written above (the “Effective Date”) and terminate on July 23, 2016, representing a term of approximately eighteen months (the “Initial Term”).

4.2 Renewal Terms. Not less than sixty (60) days prior to July 23, 2016, Consultant shall have the right to propose a renewal of this Agreement for an additional one (1) year term (the “Renewal Term”) and specify any adjustment to Compensation for such renewal term, as provided in Section 3.2. Client shall have thirty (30) days to accept or decline the proposed renewal; provided that the failure to accept the Renewal Term within the thirty (30) day response period Client shall be deemed to have declined the proposed renewal term and this Agreement shall terminate as of the end of the then current term.

Article V — Confidentiality

The parties understand and acknowledge that during the term of this Agreement they may receive or have access to information of a proprietary and confidential nature concerning the other party or the subject matter of this Agreement. “Confidential Information” shall mean all information designated in writing by a party to be confidential and all information concerning a party that is not otherwise publicly available, including but not limited to contents of any of the Products, computer codes, software applications, customer names, and pricing information. The parties shall use Confidential Information of the other solely for the purposes of this Agreement and enforce appropriate restrictions on their authorized employees or agents who need to know such information to carry out the terms of this Agreement. Upon the termination of this Agreement, each party will deliver to the other party any Confidential Information of the other, whether delivered or created pursuant to this Agreement. No party shall retain any of the other party’s Confidential Information, and upon written request, shall certify in writing to the return or destruction of such Confidential Information. This covenant concerning Confidential Information shall survive the termination of this Agreement for a period of two (2) years. The parties hereto agree that Prospects that did not previously do business with Client prior to January 23, 2015 are the confidential and proprietary information of solely the Consultant and constitute trade secrets of the Consultant under the California Uniform Trade Secrets Act.

Article VI — Termination

6.1. Termination for Cause by Either Party. Except as provided in Sections 6.2 and 6.3, either party may terminate this Agreement for cause upon written notice to the other party specifying the nature of the alleged breach of this Agreement. For purposes of this Agreement, “cause” shall be construed to mean a material breach of an obligation to be performed hereunder, that is not cured within thirty (30) days or for which reasonable steps to cure are not undertaken and diligently and continuously pursued if such cure cannot reasonably be achieved during such thirty (30) day period.

6.2. Bankruptcy. Either party may terminate this Agreement effective immediately upon written notice, if the other party files a petition in bankruptcy, is adjudicated bankrupt, or takes advantage of the insolvency laws of any jurisdiction, makes an assignment for the benefit of creditors, is voluntarily or involuntarily dissolved, or has a receiver, trustee, or other court officer appointed with respect to its property.

6.3 Violation of Law. Either party may terminate this Agreement immediately upon written notice, if the other party is determined by a governmental authority to be operating in violation of any law that governs this Agreement unless the parties are unable to negotiate an adjustment to the compensation or modification to the Services in accordance with Section 3.3 to conform to the requirements of the law and address all legal obligations related to the violation.

6.4 Effects of Termination. Upon termination of this Agreement, as provided herein, neither party shall have any further obligations hereunder except for (a) obligations accruing prior to the date of termination, and (b) obligations, promises, or covenants contained herein that are expressly made to extend beyond the Term of this Agreement, including, without limitation, confidentiality obligations. The termination of the Agreement shall not relieve either party of duties or obligations to promptly account for and pay to the other all amounts due under this Agreement through the date of such termination; provided that in the event of a termination in accordance with Section 6.3, the parties’ obligations shall be limited by conformity to applicable law, i.e., neither party shall be entitled to performance of any obligation or payment of any amount that would constitute a violation of law. By way of clarification and notwithstanding any provisions herein or in any exhibits hereto to the contrary, if for any reasons this Agreement is terminated or is not renewed, all obligations under this Agreement to pay Compensation, including, without limitation, with respect to the provisions under Exhibit B, shall continue and remain in full force and effect with respect to all orders or prescriptions for Products from Prospects that (i) were received by the Client on or prior to the effective date of termination or expiration of this Agreement and (ii) are received by the Client for the 12 month period commencing on the effective date of termination or expiration of this Agreement.

Article VII — Indemnification

7.1 Indemnification of Consultant. Client shall indemnify and hold harmless Consultant, its shareholders, directors, officers, agents, members, managers and employees and their respective successors and assign (“Consultant Indemnified Parties”) from all cost, loss or expense (including reasonable attorneys’ fees) which the Consultant Indemnified Parties may suffer as a result of the breach by Client of this Agreement or any violation of law by Client which affects the Consultant Indemnified Parties.

7.2 Indemnification of Client. Consultant shall indemnify and hold harmless Client, its shareholders, directors, officers, agents, members, managers and employees and their respective successors and assigns (“Client Indemnified Parties”) from all cost, loss or expense (including reasonable attorneys’ fees) which the Client Indemnified Parties may suffer as a result of the breach by Consultant of this Agreement or any violation of law by Consultant which affects the Client Indemnified Parties.

7.3 Procedure for Indemnification. Upon notice of any claim by an Indemnified Party (whether a Consultant Indemnified Party or a Client Indemnified Party) under this Article VII, the other party shall assume the defense of such Indemnified Party with counsel reasonably acceptable to such indemnified party.. If the party obligated to provide indemnification fails to assume the defense within such period of time as is necessary to avoid prejudice to the legal position of the Indemnified Party, the Indemnified Party shall be entitled to engage counsel and defend such claim at the expense of the other party.

Article VIII — Dispute Resolution

8.1. Party Negotiations. The parties will attempt to resolve all claims, disputes or questions arising under or related to this Agreement by negotiation conducted by duly authorized representatives. A party that is aware of an issue arising under this Agreement shall give prompt written notice to the other party of such matter.

8.2. Venue Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, including the Optional Rules for Emergency Measures of Protection, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Arbitration shall be conducted in Orange County, California.

Article IX — General Provisions

9.1. Governing Law. This Agreement and all rights and remedies arising hereunder or related hereto shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to choice of law.

9.2. Relationship of the Parties. For purposes of this Agreement and all Services to be provided hereunder, the parties shall be and shall be deemed to be independent contractors and not or employees of the other party. Consultant has no authority as an agent of Client except to the extent specified in this Agreement. Consultant will not make any statements, representations, warranties or other commitments of any kind which are binding on Client, except as may be expressly provided for herein or otherwise authorized in writing.

9.3. Entire Agreement and Waiver. This Agreement contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties relating to the subject matter hereof. There are no other understandings, statements, promises or inducements, oral or otherwise contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

9.4. Amendment. No supplement, modification or amendment of this Agreement shall be binding or enforceable unless executed in writing by duly authorized representatives of the parties hereto.

9.5. Assignment. This Agreement and rights and duties hereunder may not be assigned by either party without the prior written consent of the other party; provided that either party may assign this Agreement to an entity that is owned, controlled by or under common control with such party without the consent of the other.

9.6. Severability. Should any provision of this Agreement be declared by a court of competent jurisdiction to be invalid, void, or unenforceable at law or in equity, it is the express intention of the parties hereto that such part, term, or provision shall be construed in such manner as to provide for the enforcement thereof to the maximum extent and in the broadest scope permitted under law and all remaining parts, terms and provisions shall remain in full force and effect and shall in no way be invalid or impaired or affected thereby.

9.7. No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied is intended to confer upon any person other than the parties hereto, their respective representatives, and permitted assigns, any rights or remedies under or by reason of this Agreement.

9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. For purposes of this Agreement, an electronic or digital image of a signature shall be treated as an original.

9.9. Construction of Agreement. This Agreement is a negotiated document, based on input by both parties and shall not be construed against a party on the theory that the party was responsible for the language being construed. Every provision of this Agreement shall be construed as though the parties participated equally in the drafting of the language of the provision. Any legal rule of construction that a document is to be construed against the drafting party shall not be applicable and is expressly waived by the parties.

9.10. Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given only if mailed, certified return receipt request, or if sent by a well-recognized private delivery service or if personally delivered to, or if sent by fax with the original thereby sent by a means specified in this Section 9.10:

If to Consultant:

Products for Doctors
27001 La Paz, Suite 348, Mission Viejo, CA 92691
Attn: Richard J. Valenta

 Fax: (888) 438-7274

If to Client:

Mesa Pharmacy, Inc.
18013 Sky Park Cir, Suite D
Irvine, CA 92614
Attn: President
Fax: (949) 955-2925

All notices, requests and other communications shall be deemed received on the date of acknowledgment or other evidence of actual receipt in the case of certified mail, courier delivery or personal delivery or in the case of fax delivery, upon the date of fax receipt provided the original is delivered within two (2) business days. Any party hereto may designate different or additional parties for the receipt notice, pursuant to notice given in accordance with the foregoing.

9.11. Survival. The following provisions of this Agreement shall survive the termination or expiration of this Agreement and shall remain in full force and effect: Article V (Confidentiality), Article VI (Termination), Article VII (Indemnification), Article VIII (Dispute Resolution), Article (IX)(General Provisions), and Exhibit B (Compensation).

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement on the date first above written.

MESA PHARMACY, INC.

By:	/s/ Edward Kurtz
Title:	Chief Executive Officer

PRODUCTS FOR DOCTORS, INC.

By:	/s/ James Bradford
Title:	Chief Executive Officer

EXHIBIT A

BUSINESS ASSOCIATE ADDENDUM

This Business Associate Addendum (“Addendum”) supplements and is made a part of the underlying Marketing Services Agreement by and between Mesa Pharmacy, Inc. (“Covered Entity”) and Products for Doctors (“Business Associate”), (each a “Party” and collectively, the “Parties”), dated as of January 23, 2015 (the “Agreement”).

RECITALS

WHEREAS, the Parties have entered into the Agreement, to which this Addendum is appended, under which Business Associate has agreed to provide certain services to Covered Entity.

WHEREAS, under the terms of the Agreement, Covered Entity shall provide, and Business Associate shall have access to, certain information some of which may constitute Protected Health Information (“PHI”) and Electronic Protected Health Information (“ePHI”).

WHEREAS, the Parties desire to protect the individual privacy and provide for the security and confidentiality of the PHI and ePHI disclosed to Business Associate by Covered Entity or generated by Business Associate on behalf of Covered Entity in accordance with the Health Insurance Portability and Accountability Act of 1996 (Public Law 104-191 ) (“HIPAA”) and its accompanying privacy and security regulations (“HIPAA Regulations”), Health Information Technology for Economic and Clinical Health Act, enacted as part of the American Recovery and Reinvestment Act of 2009 (Public Law 111-5), and its attendant regulations and guidance (“HITECH Act”), and other applicable laws.

WHEREAS, consistent with Section 1.3 of the Agreement, the Parties desire to set forth the terms under which Business Associate is required to handle any PHI and ePHI disclosed to it by Covered Entity, or created or received on behalf of Covered Entity.

WHEREAS, as part of the HIPAA Regulations, Covered Entity is required to obtain “satisfactory assurances” from Business Associate that it will appropriately handle and safeguard any PHI disclosed to it by Covered Entity or generated by it on behalf of Covered Entity and that Business Associate will implement safeguards that “reasonably and appropriately’’ protect the confidentiality, integrity, and availability of any ePHI that it creates, receives, maintains, or transmits on behalf of Covered Entity. Accordingly, the Parties enter into this Addendum governing Business Associate’s use and disclosure of PHI and Business Associate’s implementation of safeguards to reasonably and appropriately protect the confidentiality, integrity, and availability of ePHI.

In consideration of the mutual promises below and the exchange of information pursuant to this Addendum, the Parties agree as follows:

1. Definitions:

a. Data Aggregation. “Data Aggregation” shall have the same meaning given to such term in 45 C.F.R. § 164.501 and shall include the combining of PHI received or created by Business Associate to permit data analyses relating to Health Care Operations of Covered Entity.

b. Designated Record Set. “Designated Record Set” shall have the same meaning given to such term in 45 C.F.R. § 164.501 and shall include patients’ medical or billing records or any Covered Entity of records which contains PHI that are maintained, in whole or in part, by or for Covered Entity.

c. Electronic Protected Health Information. “Electronic Protected Health Information” or “ePHI” shall have the same meaning as the term “electronic protected health information” in 45 C.F.R. § 160.103, limited to the information created, received, maintained or transmitted by Business Associate from or on behalf of Covered Entity.

d. Health Care Operations. “Health Care Operations” shall have the meaning set out in its definition at 45 C.F.R. § 164.501, as such provision is currently drafted and as it is subsequently updated, amended or revised.

e. Individual. “Individual” shall have the same meaning as the term “individual” in 45 C.F.R. § 160.103 and shall include a person who qualifies as a personal representative in accordance with 45 C.F.R. § 164.502(g).

f. Privacy Rule. “Privacy Rule” shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. part 160 and part 164, Subparts A and E.

g. Protected Health Information. “Protected Health Information” or “PHI” shall have the same meaning as the term “protected health information” in 45 C.F.R. § 160.103, limited to the information created, received, maintained or transmitted by Business Associate from or on behalf of Covered Entity.

h. Required by Law. “Required by Law” shall have the same meaning as the term “required by law” in 45 C.F.R. § 164.103.

i. Secretary. “Secretary” shall mean the Secretary of the Department of Health and Human Services or his or her designee.

j. Security Rule. “Security Rule” shall mean the Standards for Security of Electronic Protected Health Information at 45 C.F.R. part 160 and part 164, Subparts A and C.

Any other terms used in this Addendum, but not otherwise defined, shall have the same meaning as those terms in the Privacy Rule, Security Rule, or any other HIPAA Regulations existing now or promulgated in the future.

2. Limits on Use and Disclosure of PHI: Except as otherwise specified herein, Business Associate may use and disclose PHI only as necessary to perform its obligations under the terms of the Agreement. All other uses and disclosures not specifically permitted or required by this Addendum or as required by state or federal law are strictly prohibited.

3. Privacy Rule Obligations and Activities of Business Associate: With regard to the use and/or disclosure of PHI, Business Associate shall:

a. Not use or further disclose PHI other than as permitted or required by this Addendum or as Required by Law;

b. Use appropriate safeguards to prevent the use or disclosure of PHI other than as provided for by this Addendum;

c. Mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of PHI by Business Associate in violation of the requirements of this Addendum;

d. Report to Covered Entity’s designated privacy officer or other designated administrator or officer, within a reasonable period of time, any use and/or disclosure of the PHI that is not permitted or required by the terms of this Addendum and of which Business Associate becomes aware;

e. Require that any and all agents, including subcontractors, that create, receive, maintain or transmit PHI on behalf of Business Associate for services provided to Covered Entity agree, in writing, to adhere to the same restrictions and conditions on the use and disclosure of PHI that apply throughout this Addendum to Business Associate with respect to such PHI;

f. Upon request of Covered Entity, provide access to PHI maintained by Business Associate on behalf of Covered Entity in a Designated Record Set to Covered Entity or to an Individual, as directed by Covered Entity, in accordance with the requirements of 45 C.F.R. § 164.524. Such access shall be permitted within a reasonable period of time and in a manner designated by Covered Entity;

g. Upon request of Covered Entity, amend PHI maintained in a Designated Record Set by Business Associate on behalf of Covered Entity. Any such amendments shall be made within a reasonable period of time and in a manner designated by Covered Entity. Further, Business Associate shall incorporate any such amendments into the PHI maintained by it in a Designated Record Set on behalf of Covered Entity;

h. Make available its internal books, and records relating to the use and disclosure of PHI received from, or created or received by Business Associate on behalf of, Covered Entity available to Covered Entity, or to the Secretary, in a time and manner designated by Covered Entity or the Secretary, for purposes of the Secretary determining Covered Entity’s compliance with the Privacy Rule;

i. Make information available to Covered Entity regarding Business Associate’s disclosures of PHI, and document such disclosures, sufficient to permit Covered Entity to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. § 164.528; and

j. Upon termination of the Addendum, as provided for in Section 8 herein, if feasible, return to Covered Entity, or, at Covered Entity’s request, destroy, all PHI received from, or created or received by, Business Associate on behalf of Covered Entity that Business Associate still maintains in any form and retain no copies of such PHI or, if such return or destruction is not feasible, Business Associate shall notify Covered Entity in writing of the conditions that make such return or destruction infeasible and shall extend the protections of this Addendum to such PHI and limit further use or disclosure to those purposes that make the return or destruction of such PHI infeasible, for so long as Business Associate maintains such PHI. This provision shall apply to PHI that is in the possession of subcontractors or agents of Business Associate.

4. Permitted Uses and Disclosures by Business Associate. Except as otherwise limited m this Addendum:

a. Business Associate may use or disclose PHI to perform functions, activities, or services for, or on behalf of, Covered Entity as specified in the Agreement, provided that such use or disclosure would not violate the Privacy Rule or other applicable state or federal laws if done by Covered Entity itself;

b. Business Associate may use PHI in its possession for the proper management and administration of Business Associate or to carry out the legal responsibilities of Business Associate;

c. Business Associate may disclose PHI for the proper management and administration of Business Associate, provided that such disclosures are Required By Law, or provided that Business Associate represents to Covered Entity in writing that it has obtained reasonable assurances, from the person to whom the PHI is disclosed that it will remain confidential and be used or further disclosed only as Required By Law or for the purpose for which it was disclosed to the person, and that person notifies Business Associate of any instances of which it is aware in which the confidentiality of the PHI received has been breached;

d. Except as otherwise limited in this Addendum, Business Associate may use PHI to provide Data Aggregation services to Covered Entity as permitted by 45 C.F.R. § l64.504(e)(2)(i)(B); and

e. Business Associate may use PHI to report violations of law to appropriate state or federal authorities as permitted by 45 C.F.R. § 164.502(b)(2)(v).

5. Privacy Rule Obligations of Covered Entity: Covered Entity shall:

a. Provide Business Associate with its notice of privacy Covered Entity’s produced in accordance with 45 C.F.R. § 164.520, as well as any changes, amendments or modifications to such notice;

b. Provide Business Associate with any changes in, or revocation of, authorization by an Individual to use or disclose PHI, if such changes affect Business Associate’s permitted or required uses and disclosures;

c. Notify Business Associate of any restriction to the use or disclosure of PHI that Covered Entity has agreed to in accordance with 45 C.F.R. § 164.522, provided such changes affect Business Associate’s permitted or required uses and disclosures of PHI; and

d. Not request Business Associate to use or disclose PHI in any manner that would not be permitted under the Privacy Rule if done by Covered Entity, except for Data Aggregation or management and administrative activities of Business Associate.

6. Security Rule Obligations of Business Associate: With regard to the Security Rule, Business Associate agrees that it shall:

a. Implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of the ePHI that Business Associate creates, receives, maintains or transmits on behalf of Covered Entity;

b. Ensure that any agent, including a subcontractor, to whom Business Associate provides such ePHI agrees to implement reasonable and appropriate safeguards to protect that ePHI; and

c. Report to Covered Entity any “security incident” (as that term is defined at 45 C.F.R. § 164.304) of which Business Associate becomes aware.

7. Breach Notification: Business Associate shall be required to notify Covered Entity of any breach of “unsecured PHI” (as that term is defined at 42 U.S.C. § 17932(h)(1), 45 C.F.R. § 164.402 and in further guidance issued by the Secretary under Section 13402(h)(2) of the HITECH Act) in accordance with 45 C.F.R. §164.410, without reasonable delay but in no event later than ten (10) calendar days after discovery of a breach; provided, however, that the Parties acknowledge and agree that this Section constitutes notice by Business Associate to Covered Entity of the ongoing existence and occurrence of attempted but Unsuccessful Security Incidents (as defined below) for which notice to Covered Entity by Business Associate shall be required only upon request. “Unsuccessful Security Incidents” shall include, but not be limited to, pings and other broadcast attacks on Business Associate’s firewall, port scans, unsuccessful log-on attempts, denials of service and any combination of the above, so long as no such incident results in unauthorized access, use or disclosure of PHI. The notice of any breach of unsecured PHI must include, to the extent possible, the identification of each individual whose unsecured PHI has been, or is reasonably believed by Business Associate to have been accessed, acquired, used or disclosed during the breach and any of the following information Covered Entity is required to include in its notice to the individual pursuant to 45 C.F.R. §164.404(c):

a. A brief description of what happened, including the date of the breach and the date of discovery of the breach, if known;

b. A description of the types of unsecured PHI that were involved in the breach (e.g. social security number, full name, date of birth, address, diagnosis);

c. Any steps the individual should take to protect themselves from potential harm resulting from the breach;

d. A brief description of what is being done to investigate the breach, mitigate the harm and protect against future breaches; and

e. Contact procedures for individuals to ask questions or learn additional information which shall include a toll-free number, an e-mail address, Web site, or postal address (this subsection e. is only applicable if Covered Entity specifically requests Business Associate to establish contact procedures).

f. Such information must be submitted to Covered Entity at the time Covered Entity is required to notify the individual of a breach of unsecured PHI or as promptly thereafter as the information becomes available.

8. Term and Termination:

a. The Term of this Addendum shall be effective as of the commencement of the term of the Agreement, and shall terminate when the Agreement terminates.

b. If Covered Entity makes the determination that Business Associate has breached a material term of this Addendum, Covered Entity may: (i) provide Business Associate with 30 days written notice of the existence of an alleged material breach; and (ii) afford Business Associate an opportunity to cure the alleged material breach upon mutually agreeable terms. Nonetheless, in the event that mutually agreeable terms cannot be achieved within 30 days, such a failure to cure the alleged material breach shall be grounds for the immediate termination of this Addendum and the Agreement.

c. Upon Business Associate’s knowledge of a material breach by Covered Entity, Business Associate shall notify Covered Entity of such breach in reasonable detail, and provide an opportunity for Covered Entity to cure the breach or violation, or if cure is not possible, Business Associate may immediately terminate this Agreement.

d. In the event this Addendum is terminated, the destruction, return or continued maintenance of PHI in possession of Business Associate shall be controlled by Section 3.j of this Addendum, and Business Associate’s obligations set forth thereunder shall survive termination of this Addendum.

9. Integration: This Addendum shall be incorporated into and made a part of the Agreement. In the event that any term or provision of this Addendum contradicts or conflicts with a term or provision of the Agreement, that term or provision of this Addendum shall control.

10. Miscellaneous:

a. Regulatory References. A reference in this Addendum to a section in the Privacy Rule means the section as in effect or as amended, and for which compliance is required.

b. Survival. The respective rights and obligations of Business Associate under Section 3.j of this Addendum shall survive the termination of this Addendum.

c. Interpretation. Any ambiguity in this Addendum shall be resolved in favor of a meaning that permits compliance with the Privacy Rule and the Security Rule.

d. No Third Party Rights. This Addendum shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that nothing in this Addendum is intended, nor shall it be construed, to confer upon any person or entity other than the Parties hereto and their respective successors and assigns, any rights remedies, obligations or liabilities whatsoever.

e. Applicable Law. The validity, enforceability and interpretation of this Addendum shall be governed by the same laws as are applicable to the Agreement and by the Privacy Rule and the Security Rule.

f. Entire Agreement. This Addendum constitutes the entire agreement between the Parties regarding the confidentiality of PHI and the security and integrity of ePHI, and supersedes all other agreements, express or implied, oral or written, between the Parties related to the subject matter of this Addendum.

g. No Limitations on Liability. No limitations in, or exclusions from, liability set forth in the Agreement or any other agreement between the Parties shall apply to breaches of any of the provisions contained in this Addendum.

IN WITNESS WHEREOF, the Parties have duly executed this Addendum on the day and year first above written.

Mesa Pharmacy, Inc.		Products for Doctors

By:	/s/ Edward Kurtz	By:	/s/ James Bradford

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Exhibit B
compensation

Workers Compensation Beneficiaries

Client shall pay the Consultant:

(a) All Qualified Prescriptions (as defined below) will be sent to a factoring company. In the event that Client is unable to secure a factoring arrangement, Client will provide Consultant within 48 hours within receiving notice. For accounts receivable resulting from Qualified Prescriptions which are sold to third parties for factoring – thirteen percent (13%) of the face amount of the accounts receivable. By way of clarification, Consultant is not paid based on the cash proceeds paid to Client by the third party factor, but instead is paid based on the gross amount of the accounts receivables resulting from Qualified Prescriptions and notwithstanding the amount of collections or cash received by Client with respect to such accounts receivable that are factored. Such amounts shall be due and payable to Consultant within 5 days with respect to all proceeds that are received from accounts receivable factoring.(b) for accounts receivable resulting from Prescriptions which are not sold to third parties for factoring due to Client not being able to secure a factoring arrangement or where Prescription is not qualified or where a Prescription is rejected by factoring company – fifty percent (50%) of the amounts collected by Client after first deducting 25% of the amount collected for Client’s collections services. Such amounts shall be due and payable to Consultant by the 15th day of each calendar month for the prior month with respect to all amounts collected by Client from accounts receivable that are not sold to third party factors.

Qualified Prescriptions

A Qualified Prescription shall mean a Prescription for Products from a Prospect attributable to Consultant or Consultant’s Services (referred to herein as a “Prescription”) and that contains all reasonably necessary insurance information as well as a complete copy of the Request for Authorization and PR2’s (i.e., a doctor’s progress report) that were submitted to the insurance company specifically stating the medication to be dispensed as well as the reasons for treatment per applicable law. In the event Client is paid on a Non-Qualified Prescription by either a factoring company or through collections, Consultant will still be entitled to Compensation.

Rejection of Prescriptions

Company may reject a prescription, with notice to Consultant and the prescribing physician if Company concludes that the prescription meets the following criteria:

1.	It appears to be fraudulent.

2.	The case to which the prescription pertains has been settled and no further claims will be allowed.

3.	The prescription has been the subject of a previous claim which has been paid.

4.	The prescription is excessive, unnecessary or otherwise unreasonable for the care of the patient.

5.	The prescription relates to an unconfirmed worker’s compensation claim not in EDEX.

6.	The carrier responsible for the claim is insolvent and the California Insurance Guaranty Association has not assumed responsibility for payment of the claim.

In the event that a prescription is rejected, no compensation shall be payable to Consultant; provided that the prescribing physician shall have a reasonable opportunity to replace the rejected prescription with a Qualified Prescription, or to demonstrate to the sole satisfaction of Client that the basis for rejection is inappropriate.

Disallowed and Unpaid Claims

In the event that claims based on Qualified Prescriptions are disallowed, reversed by a payor, rejected by a factor or otherwise unpaid, and provided that and to the extent that Client previously paid Consultant with respect to such claim in accordance with this Exhibit B, Client shall be entitled to offset the amount of such disallowance or non-payment against the next payment of compensation due Consultant; provided that prior to taking an offset, Client shall give notice of the reason for disallowance or non-payment and Consultant shall have thirty (30) days in which to investigate and remedy the basis for disallowance.

Right to Inspect and Access Information

During the Term of this Agreement and for an 18 month period after the termination or expiration of this Agreement, or until any on going dispute with Consultant is resolved if such a dispute continues beyond such 18 month period, Client hereby grants to Consultant and Consultant’s advisors and accountants the following rights which may be exercised at any time and from time to time:

a. read only remote access via the internet to Consultant’s billing and collections software and systems so that Consultant can access and monitor the status of all Prescriptions and orders; and

b. and on site access during regular business hours to all of Client’s books and records that relate to prescriptions and to billings and collections by Client with respect to its Products and prescriptions and that relate to the determination of Consultant’s Compensation under the provisions of this Agreement .